Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Aardvark Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.00001 per share	Rule 457(o)	—	—	$100,000,000	0.0001531	$15,310

Total Offering Amounts					$100,000,000		$15,310

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$15,310

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase solely to cover over-allotments, if any.